CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

LONG ISLAND ICED TEA CORP.

Pursuant to Section 242 of the

General Corporation Law of Delaware

The undersigned Chief Executive Officer of Long Island Iced Tea Corp. (the “Corporation”) does hereby certify:

FIRST: The name of the Corporation is Long Island Iced Tea Corp.

SECOND: The certificate of incorporation of the Corporation is hereby amended by deleting Article FIRST in its entirety and by substituting the following new Article FIRST in lieu thereof:

FIRST: The name of the corporation is Long Blockchain Corp. (the “Corporation”).

THIRD: The foregoing amendment to the Corporation’s certificate of incorporation was duly approved and adopted in accordance with the provisions of Sections 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has signed this certificate of amendment on this 20th day of December, 2017.

/s/ Philip Thomas
Philip Thomas
Chief Executive Officer